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                                AMENDMENT NO. 1
                                     to the
                                 DSI Toys, Inc.
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                     CHARTER

Upon recommendation of the Audit Committee of the Board of Directors, and adoption by the entire Board of Directors, effective March 13, 2001, the Audit Committee Charter is amended as follows:

In Section I, add the following "bullet point" before the last paragraph -

      "Review non-audit services of the Corporation's independent accountants to ensure that their independence is maintained."

Add the following sentence after the first sentence of Section IV, Provision 4.

      "Approve any non-audit engagements that may exceed $20,000."

Add the following sentence as a final sentence to Section IV, Provision 4 -

      "On an annual basis, confirm to the independent accountants that the independent accountants are ultimately accountable to the Board of Directors and to the audit committee.